Exhibit 99.1

Contact: Marie Castro (858) 505-3399

News Release

REMEC to Sell Selected Wireless Systems Assets to

Powerwave Technologies

SAN DIEGO, CA — March 14, 2005 — REMEC, Inc. (NASDAQ: REMC) today announced that it has entered into a definitive agreement with Powerwave Technologies, Inc. (NASDAQ: PWAV) to sell selected assets and liabilities of REMEC’s Wireless Systems business to Powerwave for 10 million shares of Powerwave common stock and $40 million in cash. Based on Powerwave’s closing price on Friday, March 11, 2005, the transaction value is approximately $118 million.

The transaction includes REMEC’s RF conditioning products, filters, tower-mounted amplifiers and RF power amplifiers. The transaction also includes REMEC’s manufacturing facilities in Costa Rica, China and the Philippines, as well as certain employee related costs, facility lease obligations and assets and liabilities related to the product lines being acquired.

REMEC will retain certain assets of the Wireless Systems business that include the ODU/Transceiver product line and the manufacturing services business. For the trailing twelve months these retained businesses generated approximately $20 million and $55 million of revenues, respectively.

Thomas Waechter, Chief Executive Officer and President of REMEC, said: “The board of directors and management believe that the divestiture of the assets of the Wireless Systems business will provide significant value to REMEC shareholders and that the combination of those assets with Powerwave will create a leading competitor in the commercial wireless market. It is the Company’s intention to distribute all of the stock of Powerwave and a portion of the cash directly to the shareholders shortly after the

1 of 4

transaction is completed, subject to business, tax and legal requirements. We believe that receiving stock of Powerwave will allow our shareholders to directly participate in the success of the combined entity.”

The sale of the Wireless Systems business assets and the previously announced sale of REMEC’s Defense & Space business are results of the Company’s ongoing review of strategic alternatives to increase shareholder value. The completion of these transactions will result in REMEC divesting the majority of its operating assets and liabilities. Further details will be available when the Company files its proxy material relating to the Wireless Systems sale.

The board of directors of REMEC unanimously approved the transaction, which is subject to the approval of REMEC’s shareholders, as well as customary closing conditions and certain regulatory approvals. REMEC and Powerwave expect the closing to occur toward the beginning of the third quarter of calendar 2005.

Needham & Company, Inc. served as financial advisor to REMEC and delivered a fairness opinion to board of directors of REMEC in this transaction.

Webcast

REMEC and Powerwave will be conducting a conference call to discuss the proposed acquisition on Monday, March 14, 2005 at 9:00 am Eastern Time. The Companies will also provide a simultaneous webcast and slide presentation of its conference call. To participate in the conference call, please call (617) 786-2904, confirmation code 62356405. To access this audio and visual webcast, log onto www.Powerwave.com and select the Powerwave Conference Call. The call will last for approximately one hour. A replay of the webcast will be available beginning approximately two hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available approximately on hour after completion of the call and will remain available until March 24, 2005 by calling (617) 801-6888 and entering confirmation number 34431564.

2 of 4

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at www.remec.com or call 858-505-3713.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties, including risks associated with closing the merger. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

3 of 4

Additional Information

REMEC plans to mail a Proxy Statement to the holders of its common stock containing information about the merger. Investors and security holders are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about REMEC, Powerwave, the sale and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

REMEC, its directors, executive officers and certain members of management and employees may participate in the solicitation of proxies from REMEC’s shareholders in favor of the proposed sale. A description of any interests, by security holdings or otherwise, that the participants in the solicitation have in the merger will be available in the Proxy Statement.

###

4 of 4